EXHIBIT 16 TO FORM 8-K


September 19, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated September 19, 2005, of Harold's Stores, Inc. and are in agreement with the statements contained therein. We have no basis to agree or disagree with other statements of the registrant contained in the Form 8-K.


                                   /s/ Ernst & Young LLP